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                                                                    EXHIBIT 99.3




                               Offer to Exchange
                            Notes due March 15, 2023
                          for Any and All Outstanding
                            Notes due March 15, 2023
                                       of
                        Morgan Stanley Aircraft Finance





To   The Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer by Morgan Stanley Aircraft Finance ("MSAF") to exchange five subclasses of its Notes due March 15, 2023 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of each subclass of its issued and outstanding Notes due March 15, 2023 (the "Old Notes") upon the terms and subject to the conditions
set forth in MSAF's Prospectus, dated          , 1998, and the related Letter of
Transmittal (which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

     1.   Prospectus dated        , 1998;

     2.   Letter of Transmittal;

     3.   Notice of Guaranteed Delivery;

     4.   Instruction to Book-Entry Transfer Participant from Owner; and

     5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.


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     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON    -    , 1998, UNLESS
EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     To participate in the Exchange Offer, a beneficial holder must cause a DTC Participant to tender such holder's Old Notes to Bankers Trust Company (the "Exchange Agent") account maintained at the Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Old Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to MSAF that (i) the New Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such holder, (ii) neither the holder of the Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the New Notes and (iv) neither the holder nor any such other person is an "affiliate" of MSAF within the meaning of Rule 405 under the Securities Act of 1933, as amended. If the tendering holder is a broker-dealer that will receive New Notes for its own account pursuant to the Exchange Offer, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



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     The enclosed Instruction to the Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     MSAF will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. MSAF will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from Bankers Trust Company, Four Albany Street, Mail Stop 5091, New York, New York 10006.


                              Very truly yours,

                              MORGAN STANLEY AIRCRAFT FINANCE









NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF MORGAN STANLEY AIRCRAFT FINANCE OR BANKERS TRUST COMPANY OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.














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